News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 29, 2013	Rodger A. McHargue at (812) 238-6334

1st Quarter results reported for First Financial Corporation

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced results for the three months ended March 31, 2013. Net income increased 3.4% to $7.7 million compared to $7.4 million for the same period of 2012. Return on assets for the three months ended March 31, 2013 was 1.05% compared to 1.02% for the three months ended March 31, 2012.

Net interest income for the first quarter of 2013 was $26.2 million, a decrease of 3.65% from the $27.2 million reported for the same period of 2012. The net interest margin at March 31, 2013 was 4.09%, compared to 4.26% reported at March 31, 2012.

The provision for loan losses for the three months ended March 31, 2013 and March 31, 2012 was $3.0 million. The first quarter of 2013 saw recoveries of loan losses exceed charge-offs by $1.0 million.

Non-interest income for the three months ended March 31, 2013 and 2012 was $9.9 and $9.5 million, respectively, a 3.85% increase. Trust fees and income from electronic banking comprised most of the increase.

Non-interest expense for the first quarter of 2013 was $22.2 million compared to $23.4 million in 2012. This decrease of 5.21% is realized largely due to the efficiencies gained from the full transition of the operations of Freestar Bank that was acquired December 30, 2011.

Total loans at March 31, 2013 of $1.82 billion compare to the $1.85 billion reported during the same period a year ago. Deposits increased by $70.2 million to $2.35 billion. The allowance for loan losses increased 38.0% to $25.3 million from the $18.3 million at March 31, 2012. Net charge-offs for 2013 were down $4.4 million from 2012.

Book value per share was $28.43 at March 31, 2013, a 6.05% increase from the $26.81 at March 31, 2012. Shareholders’ equity increased 6.6% to $378.4 million from $354.9 million on March 31, 2012.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; The Morris Plan Company of Terre Haute; Forrest Sherer Inc. in Indiana; and FFB Risk Management Co. Inc. in Las Vegas, Nevada.

FIRST FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Cash and due from banks	$78,399	$87,230
Federal funds sold	54,384	20,800
Securities available-for-sale	769,949	691,000
Loans:	-	-
Commercial	1,061,798	1,088,144
Residential	494,001	496,237
Consumer	266,744	268,507
	1,822,543	1,852,888
Less:
Unearned Income	(1,012)	(952)
Allowance for loan losses	(25,272)	(21,958)
	1,796,259	1,829,978
Restricted Stock	21,292	21,292
Accrued interest receivable	11,622	12,024
Premises and equipment, net	46,940	47,308
Bank-owned life insurance	77,787	77,295
Goodwill	37,612	37,612
Other intangible assets	3,601	3,893
Other real estate owned	7,752	7,722
FDIC Indemnification Asset	1,770	2,632
Other assets	57,585	56,622
TOTAL ASSETS	$2,964,952	$2,895,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$454,935	$465,954
Interest-bearing:
Certificates of deposit of $100 or more	211,529	213,610
Other interest-bearing deposits	1,683,312	1,596,570
	2,349,776	2,276,134
Short-term borrowings	39,952	40,551
Other borrowings	114,608	119,705
Other liabilities	82,233	86,896
TOTAL LIABILITIES	2,586,569	2,523,286

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,516,113 in 2012 and 14,490,609 in 2012
Outstanding shares-13,307,498 in 2012 and 13,237,523 in 2012	1,809	1,808
Additional paid-in capital	70,171	69,989
Retained earnings	346,035	338,342
Accumulated other comprehensive income (loss)	(8,925)	(7,472)
Less: Treasury shares at cost-1,208,615 in 2013 and 1,253,086 in 2012	(30,707)	(30,545)

TOTAL SHAREHOLDERS’ EQUITY	378,383	372,122
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,964,952	$2,895,408

FIRST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)	(unaudited)
INTEREST INCOME:
Loans, including related fees	$23,454	$25,198
Securities:
Taxable	3,214	3,523
Tax-exempt	1,770	1,805
Other	504	623
TOTAL INTEREST INCOME	28,942	31,149

INTEREST EXPENSE:
Deposits	1,742	2,664
Short-term borrowings	20	46
Other borrowings	1,007	1,274
TOTAL INTEREST EXPENSE	2,769	3,984

NET INTEREST INCOME	26,173	27,165

Provision for loan losses	3,021	2,956

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	23,152	24,209

NON-INTEREST INCOME:
Trust and financial services	1,526	1,480
Service charges and fees on deposit accounts	2,254	2,204
Other service charges and fees	2,500	2,455
Securities gains/(losses), net	4	(4)
Insurance commissions	1,963	1,891
Gain on sales of mortgage loans	963	925
Other	667	560
TOTAL NON-INTEREST INCOME	9,877	9,511

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,596	14,419
Occupancy expense	1,522	1,417
Equipment expense	1,501	1,282
FDIC Insurance	557	428
Other	5,023	5,874
TOTAL NON-INTEREST EXPENSE	22,199	23,420
INCOME BEFORE INCOME TAXES	10,830	10,300
Provision for income taxes	3,137	2,857
NET INCOME	7,693	7,443
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications	(2,778)	70
Tax effect	1,111	(28)
	(1,667)	42
Change in funded status of post retirement benefits	357	617
Tax effect	(143)	(247)
	214	370
TOTAL OTHER COMPREHENSIVE INCOME	(1,453)	412
COMPREHENSIVE INCOME	$6,240	$7,855
EARNINGS PER SHARE:
BASIC AND DILUTED	$0.58	$0.56
Weighted average number of shares outstanding (in thousands)	13,300	13,223

Key Ratios	For the three months ended
	March 31	March 31
	2013	2012
Return on average assets	1.05%	1.02%
Return on average common shareholder's equity	8.21%	8.46%
Average common shareholder's equity to average assets	12.79%	12.04%
End of period tangible common equity to tangible assets	11.53%	10.88%
Book value per share	$28.43	$26.81
Tangible book value per share	$25.34	$23.68
Risk-based capital - Tier 1	15.82%	14.53%
Risk-based capital - Total	16.97%	15.35%
Net interest margin	4.09%	4.26%
Efficiency Ratio	59.25%	61.32%
Net charge-offs to loans and leases	-0.23%	0.73%
Loan and lease loss reserve to loans and leases	1.39%	0.99%
Nonperforming assets to loans and leases	2.59%	2.59%

Asset Quality	For the three months ended
	March 31	March 31
	2013	2012
Accruing loans and leases past due 90 days or more	$1,262	$3,362
Nonaccrual loans and leases	38,132	36,794
Other real estate owned	7,752	7,722
Total nonperforming assets	$47,146	$47,878